        Exhibit 99.1

For Immediate Release

UNILENS VISION REPORTS THIRD QUARTER OPERATING RESULTS

LARGO, Florida (May 15, 2013) – Unilens Vision Inc. (OTCQB: UVIC) (TSX Venture Exchange: UVI), which develops, licenses, manufactures, distributes and markets specialty contact lenses, today reported its operating results for the third quarter and first nine months of FY2013.

Third Quarter Highlights:

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Company launches C-Vue® HydraVue™ its first silicone hydrogel disposable multifocal contact lens. The new lens supports patient health, provides excellent visual outcomes, and contributes to patient retention and practice profitability for independent eye care professionals

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Unilens licenses next-generation multifocal technology to Bausch + Lomb, a leading global eye health company

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Product sales decrease 4.5% to approximately $1.5 million

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Custom soft lens sales rise 4.2% from prior-year levels

•

Royalty income declines 19.4% vs. third quarter of FY2012

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Operating expenses increase 2.3% relative to year-earlier quarter, primarily due to new product launch expenses

•

Interest expense declines 54.4% due to lower borrowings and prior-year refinancing

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Net income decreases 35.1% to $194,727, or $0.08 per diluted share

•

Company pays 26th consecutive quarterly cash dividend at $0.18 per share annualized rate

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Current cash dividend provides shareholders with 5.8% annualized yield

“While competitive pressures and a sluggish economy have negatively impacted our operating results during the past several quarters, we believe the launch of our C-Vue® HydraVue™ disposable silicon hydrogel contact lens during the current quarter coupled with the licensing on our next generation multifocal technology to Bausch + Lomb, significantly improves the outlook for product sales and royalty income in Fiscal 2014 and future years,” stated Michael Pecora, Chief Executive Officer of Unilens Vision Inc.  “Furthermore, the success of our C-VUE® Advanced HydraVUE™ line of completely customizable silicone hydrogel contact lenses for monthly replacement has propelled our custom lens sales category consistently higher since the product was introduced in January 2011.  Looking forward, we expect the launch of several new products currently in the pipeline to favorably impact future demand for our disposable lenses, as well.”

For the three months ended March 31, 2013 (Q3 of FY2013), total revenue including royalty income decreased 8.8% to $2,027,694, compared with total revenue of $2,222,479 in the third quarter of FY2012.  Total product sales declined 4.5% to $1,515,688 in the most recent quarter, versus $1,586,941 in the prior-year quarter.  Adjusted for one less selling day during the most recent quarter, product sales declined 3.0% versus the prior-year quarter. Sales in the disposable lens category decreased 5.9%, primarily due to pressures from competitive offerings and promotional programs partially offset some by the launch of the Company’s new silicone hydrogel disposable C-VUE HydraVUE lens at the end of February 2013.  Sales of custom soft lenses increased 4.2% when compared with the third quarter of FY2012, due primarily to continued strong demand for the Company’s completely customizable silicone hydrogel C-VUE Advanced® HydraVUE™ contact lenses.

Royalty income from Bausch & Lomb declined 19.4% to $512,006 in the most recent quarter, compared with $635,538 in the three months ended March 31, 2012.

Gross profit margins narrowed to 37.2% of product sales during the third quarter of FY2013, versus 38.8% in the third quarter of FY2012, primarily due to higher one-time purchasing cost adjustments, partially offset by manufacturing improvements implemented during the first quarter of FY2013.

Operating expenses increased 2.3% to $764,132 in the three months ended March 31, 2013, compared with $747,059 in the three months ended March 31, 2012, as higher sales and marketing expenses related to new product launch activities, along with a modest increase in research and development expenses, were partially offset by a reduction in administrative expenses.

Net non-operating expenses declined 59.6% to $23,857, versus $59,079 a year earlier, primarily due to a 54.4% reduction in interest expense resulting from lower debt levels and the debt refinancing in May 2012.

Pretax income decreased 35.2% to $288,153 in the quarter ended March 31, 2013, compared with $444,548 in the year-earlier quarter.  The Company reported a 35.1% reduction in net income, which totaled $194,727 in the third quarter of FY2013, versus $300,055 in the third quarter of FY2012.  Diluted earnings per share declined to $0.08 in the most recent quarter, compared with $0.13 in the prior-year quarter.

For the nine months ended March 31, 2013 (first nine months of FY2013), total revenue including royalty income decreased 7.1% to $6,078,354, compared with total revenue of $6,543,514 in the first nine months of FY2012.  Total product sales declined 3.6% to $4,454,817 in the first nine months of FY2013, versus $4,622,882 in the corresponding period of the previous fiscal year.  Sales in the disposable lens category decreased 7.4%, primarily due to pressures from competitive product offerings, slightly offset by the February 2013 launch of the new silicone hydrogel disposable C-VUE HydraVUE lens.  Sales of custom soft lenses increased 10.1%, relative to year-earlier levels.

Royalty income from Bausch + Lomb declined 15.5% to $1,623,537 in the most recent nine-month period, compared with $1,920,632 in the nine months ended March 31, 2012.

Gross profit margins declined slightly to 38.4% of product sales during the first nine months of FY2013, versus 39.0% in the first nine months of FY2012.

Operating expenses increased slightly (1.0%) to $2,206,721 in the nine months ended March 31, 2013, compared with $2,184,804 in the nine months ended March 31, 2012.  Higher sales and marketing expenses associated with increased payroll and new product launch activities were slightly offset by lower administrative costs, and lower research and development expenses.

Net non-operating expenses declined 59.2% to $80,844, versus $198,116 a year earlier, primarily due to a 56.3% reduction in interest expense resulting from lower debt levels and the debt refinancing in May 2012.

Pretax income decreased 21.8% to $1,048,775 in the nine months ended March 31, 2013, compared with $1,341,845 in the corresponding period of the previous fiscal year.  The Company reported a 22.3% reduction in net income, which totaled $703,666 in the first nine months of FY2013, versus $905,135 in the prior-year period.  Diluted earnings per share declined to $0.30 in the nine months ended March 31, 2013, compared with $0.38 in the nine months ended March 31, 2012.

The Company paid its 26th consecutive quarterly cash dividend in February 2013 and recently declared its 27th quarterly cash dividend of $0.045 per share, which will be paid May 24, 2013 to shareholders of record May 14, 2013.  The cash dividend provides an annualized current yield of 5.8% to Unilens shareholders based upon a recent common stock price of $3.12 per share.

The amount and frequency of future dividends will depend upon earnings, cash flow, and other aspects of the Company’s business as determined and declared by the Board of Directors.

About Unilens Vision Inc. – “The Independent Eye Care Professionals’ Contact Lens Company”

Established in 1989, Unilens Vision Inc., through its wholly owned subsidiary Unilens Corp., USA, located in Largo, Florida and its wholly owned subsidiary Unilens Vision Sciences Inc. develops, licenses, manufactures, distributes and markets contact lenses primarily under the C-Vue® brand directly to Independent Eye Care Professionals.  Additional information on the Company may be accessed on the Internet at www.unilens.com. The Company’s common stock is listed on the OTCQB under the symbol “UVIC” and on the Canadian TSX Venture Exchange under the symbol “UVI”.

The information contained in this news release, other than historical information, consists of forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those described in such statements.  For a discussion of certain factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s most recent filings with the SEC and the TSX Venture Exchange.  The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

For more information, please contact:

Leonard F. Barker, CFO, Unilens Vision Inc. at (727) 544-2531 or via email at

len.barker@unilens.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com

(Financial Highlights Follow)

UNILENS VISION INC.

THIRD QUARTER - FISCAL 2013

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(All figures in U.S. Dollars)

RESULTS OF OPERATIONS
	Three Months Ended		Nine Months Ended
	March 31, 2013	March 31, 2012	March 31, 2013	March 31, 2012
Revenues:
Sales	$1,515,688	$1,586,941	$4,454,817	$4,622,882
Royalty income	512,006	635,538	1,623,537	1,920,632
Total revenues	2,027,694	2,222,479	6,078,354	6,543,514
Operating costs and expenses:
Cost of sales	951,552	971,793	2,742,014	2,818,749
Expenses	764,132	747,059	2,206,721	2,184,804
Total operating costs and expenses	1,715,684	1,718,852	4,948,735	5,003,553
Operating income	312,010	503,627	1,129,619	1,539,961
Other non-operating items:
Other income	3,455	810	6,611	2,118
Interest expense	(27,312)	(59,889)	(87,455)	(200,234)
Total other non-operating items	(23,857)	(59,079)	(80,844)	(198,116)
Income before income tax expense	288,153	444,548	1,048,775	1,341,845
Income tax expense	93,426	144,493	345,109	436,710
Net income for the period	$194,727	$300,055	$703,666	$905,135
Net income per common share:
Basic	$0.08	$0.13	$0.30	$0.38
Diluted	$0.08	$0.13	$0.30	$0.38
Weighted average shares outstanding	2,369,354	2,369,354	2,369,354	2,369,354
CASH FLOWS
Provided (used) by:
Operating activities			$877,310	$1,523,401
Investing activities			(143,580)	(429,901)
Financing activities			(926,305)	(1,228,433)
Decrease in cash			$(192,575)	$(134,933)
BALANCE SHEET
		June 30, 2012	March 31, 2013	March 31, 2012
Cash and cash equivalents		$374,977	$182,402	$466,427
Total assets		3,824,344	4,087,019	3,964,095
Current liabilities		1,772,583	2,150,522	1,704,760
Total liabilities		4,712,847	4,591,720	5,015,751
Stockholders’ deficit		$(888,503)	$(504,701)	$(1,051,656)

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